                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)           January 15, 1998
                                                --------------------------------

First Chicago NBD Corporation
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


          Delaware                        1-7127               38-1984850
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission           (IRS Employer
      of incorporation)                File Number)        Identification No.)


One First National Plaza,  Chicago, IL                           60670
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(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
                                                     ------------

Item 5.  Other Events


     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               First Chicago NBD Corporation
                               ------------------------------
                               (Registrant)


Date: January 15, 1998               By:    /s/ M. Eileen Kennedy
      ------------------                 -------------------------------
                                     Title: Senior Vice President and
                                            Treasurer

                                  Attachment A
                                  ------------


     CHICAGO, January 15, 1998 -- First Chicago NBD Corporation today reported
record net income and earnings per share for 1997.   Earnings were $1.525
billion, or $4.90 per common share, assuming full dilution, compared with $1.436 billion, or $4.33 per share, for 1996. Return on common stockholders' equity was 18.6% for 1997, versus 17.0% for 1996.

     For the fourth quarter of 1997, net income was $382 million, or a record
$1.28 per share.   In the year-ago quarter, earnings were $377 million, or $1.14 per share.  Return on equity was 19.5%, compared with 17.2% a year ago.


First Chicago NBD Key
Ratios


                               4th Qtr. 1997   4th Qtr. 1996   Full Year   Full Year
                                                               1997        1996
Earnings per common share*     $1.28           $1.14           $4.90       $4.33
Return on common equity        19.5%           17.2%           18.6%       17.0%
Return on assets               1.38%           1.46%           1.41%       1.28%
Adjusted net interest margin   4.27%           4.64%           4.54%       4.44%
Operating efficiency           54.0%           51.2%           51.9%       52.2%

*Fully diluted earnings per common share calculated based on FASB statement number 128, "Earnings Per Share."


HIGHLIGHTS

 .    Fee-based income for the year, adjusted for the effects of credit card securitizations, was $2.138 billion, a 13% increase over 1996. This reflects strong results in loan syndications, cash management and deposit products as well as continued growth in credit card fees. For the fourth quarter, adjusted fee-based income increased 8% from a year ago.

 .    Market-driven revenues -- trading results and securities gains -- were $45 million for the fourth quarter, including a trading loss of $15 million due to the volatile financial market environment. Mortgage loan and other asset sales generated gains of $32 million in other market-related income. In addition, the previously announced sale of ANB Investment Management and Trust Company to Northern Trust Corporation was completed in the fourth
     quarter for a gain of $45 million.   In the aggregate, market-driven
     revenues for the year were in line with 1996's totals.

 .    Total expenses for 1997 were $3.332 billion, up 2% from 1996.   The
     Corporation's operating efficiency ratio for the year was just under 52%, reflecting ongoing expense management. Expenses increased in the fourth quarter, due to accelerated expenditures related to technology and reengineering initiatives, including century date compliance, enhancing retail delivery efficiency and other technology infrastructure projects that are expected to be completed or implemented in 1998. Certain expenses to support these initiatives -- software, contract programming, consulting and outside service fees -- increased approximately $30 million from the third quarter to the fourth quarter.

 .    On a managed receivables basis, the 1997 provision for credit losses was up substantially from 1996, driven by net charge-offs in the credit card business. During the last two quarters, the managed credit card charge-off rate stabilized.

 .    The Corporation repurchased 3.8 million shares of common stock in the quarter, virtually completing the 40 million share repurchase program
     announced in October, 1996.   The Corporation announced an additional 12
     million share repurchase program in November, 1997.

 .    The Corporation announced in November a 10% increase in the quarterly common stock dividend to $0.44 per share, effective with the January 1, 1998, payment.

 .    Tier 1 and total risk-based capital ratios were 7.9% and 11.7%, respectively, at December 31, 1997. Book value per common share was $26.87.


NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $3.667 billion for the year and $888 million for the fourth quarter. Average loans for 1997 were $66.3 billion, up 2% from a year ago. For the fourth quarter of 1997, average loans were $66.9 billion, average managed credit card receivables were $17.4 billion, and average earning assets were $95.0 billion.

     Net interest margin on a reported basis was 3.95% for the year. Adjusted for credit card securitizations and the activities of First Chicago Capital
Markets, Inc., the net interest margin was 4.54%, versus 4.44% for 1996.   For
the quarter, the adjusted net interest margin was 4.27%. The impact of the share repurchase program and the recognition of the results of certain business activities in the tax or other revenue lines contributed to a declining margin throughout 1997.


NONINTEREST INCOME

     Noninterest income for the year was $2.751 billion, up 8% from 1996.   For
the fourth quarter, noninterest income was $727 million.

     Market-driven revenue was $45 million for the quarter. Equity securities gains were $54 million, combined trading losses totaled $15 million, and investment securities gains equaled $6 million. Other market-related income from the sale of mortgage loans and other assets totaled $32 million for the fourth quarter. The gain on the sale of an investment management business was $45 million.

     Credit card fee revenue was $230 million, compared with $259 million a year ago. Fiduciary and investment management fees were $101 million for the fourth quarter. Other service charges and commissions were $261 million for the quarter, a 20% increase from the year-ago quarter.


NONINTEREST EXPENSE

     Total noninterest expense for 1997 was $3.332 billion, compared with $3.271 billion in 1996. Noninterest expense was $872 million for the fourth quarter, compared with $813 million for the year-ago quarter.


CREDIT QUALITY

     The provision for credit losses was $167 million for the fourth quarter, down from $190 million in the year-ago quarter and $191 million last quarter.

     The allowance for credit losses stood at $1.408 billion at December 31, representing 453% of total nonperforming loans. Nonperforming assets declined to $326 million at December 31, 1997, from $345 million at the end of the third quarter.

     Net charge-offs for the fourth quarter totaled $167 million, of which $147 million was related to credit card receivables. The net charge-off rate for managed credit card receivables was 7.0% for the fourth quarter, up from 6.7% in the year-ago quarter. The 30-day delinquency ratio for managed credit card receivables was 4.3% at quarter-end, versus 4.5% a year ago.

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY

                                                                                  Three Months Ended December 31
                                                                   ----------------------------------------------------------
(Dollars in millions, except per share data)                            1997                    1996               Change
                                                                   ----------------------------------------------------------
Net interest income--tax-equivalent basis.....................     $     888               $     907             -   2 %
Provision for credit losses...................................           167                     190             -  12
Noninterest income............................................           727                     682             +   7
Noninterest expense...........................................           872                     813             +   7
Net income....................................................           382                     377             +   1

Earnings per share
  Basic.......................................................     $    1.30               $    1.17             +  11
  Average shares (in millions)................................         290.3                   317.2             -   8


  Assuming full dilution......................................     $    1.28               $    1.14             +  12
  Average shares (in millions)................................         295.2                   327.3             -  10

Average balances
  Loans.......................................................     $  66,859               $  65,494             +   2
  Earning assets..............................................        95,009                  87,896             +   8
  Total assets................................................       109,976                 102,687             +   7
  Common stockholders' equity.................................         7,709                   8,565             -  10
  Stockholders' equity........................................         7,951                   9,030             -  12

Net interest margin
  Reported....................................................          3.71 %                  4.11 %
  Adjusted....................................................          4.27                    4.64
Return on assets..............................................          1.38                    1.46
Return on common stockholders' equity.........................          19.5                    17.2

                                                                                      Year Ended December 31
                                                                   ----------------------------------------------------------
(Dollars in millions, except per share data)                            1997                    1996               Change
                                                                   ----------------------------------------------------------
Net interest income--tax-equivalent basis.....................     $   3,667               $   3,722             -   1 %
Provision for credit losses...................................           725                     735             -   1
Noninterest income............................................         2,751                   2,548             +   8
Noninterest expense...........................................         3,332                   3,271             +   2
Net income....................................................         1,525                   1,436             +   6

Earnings per share
  Basic.......................................................     $    4.99               $    4.44             +  12
  Average shares (in millions)................................         301.4                   316.8             -   5

  Assuming full dilution......................................     $    4.90               $    4.33             +  13
  Average shares (in millions)................................         307.0                   326.7             -   6


Average balances
  Loans.......................................................     $  66,286               $  64,949             +   2
  Earning assets..............................................        92,792                  97,274             -   5
  Total assets................................................       108,104                 112,565             -   4
  Common stockholders' equity.................................         8,097                   8,253             -   2
  Stockholders' equity........................................         8,407                   8,736             -   4

Net interest margin
  Reported....................................................          3.95 %                  3.83 %
  Adjusted....................................................          4.54                    4.44
Return on assets..............................................          1.41                    1.28
Return on common stockholders' equity.........................          18.6                    17.0

                                                                                           At December 31
                                                                   ----------------------------------------------------------
                                                                        1997                    1996               Change
                                                                   ----------------------------------------------------------
Assets........................................................     $ 114,096               $ 104,619             +   9 %
Loans.........................................................        68,724                  66,414             +   3
Deposits......................................................        68,489                  63,669             +   8
Common stockholders' equity...................................         7,770                   8,563             -   9
Stockholders' equity..........................................         7,960                   9,007             -  12



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

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
CAPITAL DATA

--------------------------------------------------------------------------------------------------------------------------
                                                  12/31/97        9/30/97         6/30/97         3/31/97         12/31/96
--------------------------------------------------------------------------------------------------------------------------
Common Equity/Assets Ratio.................           6.8%            6.9%            7.3%            7.8%            8.2%
Risk-Based Capital Ratios: (1)(2)
 Tier 1....................................           7.9%            8.1%            8.6%            9.1%            9.2%
 Total.....................................          11.7%           11.9%           12.4%           13.1%           13.3%
Regulatory Leverage Ratio (2)..............           7.8%            8.2%            8.6%            9.2%            9.3%
Book Value of Common Equity................     $    26.87      $    26.62      $    27.08     $     27.20     $     27.31

(1) 12/31/97 ratios are estimated
(2) 12/31/97 ratios include activities of FCCM. For prior periods, ratios were calculated net of the investment in FCCM.

